                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.   20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934

                       Commission File Number:  1-12137

                             Thermo Fibergen Inc.
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            (Exact Name of Registrant as Specified in its Charter)

                 8 Alfred Circle, Bedford, Massachusetts 01730
                                (781) 370-1650
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   (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                        COMMON STOCK REDEMPTION RIGHTS
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           (Title of Each Class of Securities Covered by this Form)

                         COMMON STOCK, $0.01 PAR VALUE
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  (Titles of All Other Classes for Which a Duty to File Reports Under Section
                            13(a) or 15(d) Remains)

Please place an X in the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)     [x]                   Rule 12h-3(b)(1)(i)    [x]
Rule 12g-4(a)(1)(ii)    [_]                   Rule 12h-3(b)(1)(ii)   [_]
Rule 12g-4(a)(2)(i)     [_]                   Rule 12h-3(b)(2)(i)    [_]
Rule 12g-4(a)(2)(ii)    [_]                   Rule 12h-3(b)(2)(ii)   [_]
Rule 15d-6              [_]



Approximate number of holders of record as of the certification or notice date: none
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Pursuant to the requirements of the Securities Exchange Act of 1934, Thermo Fibergen Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  October 16, 2001        By: /s/ Jonathan W. Painter
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                               Jonathan W. Painter
                               President and Chief Executive Officer